Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Dividend of $0.26 per Share,

Announces June 30, 2012 Quarterly Financial Results

New York, New York, August 2, 2012 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly dividend of $0.26 per share payable on October 3, 2012 to stockholders of record as of September 19, 2012.

BlackRock Kelso Capital also announced financial results for the quarter ended June 30, 2012.

HIGHLIGHTS:

Investment Portfolio: $1,177.0 million

Net Assets: $707.1 million

Indebtedness (borrowings under credit facility and senior secured notes): $449.9 million

Net Asset Value per share: $9.61

Portfolio Activity for the Quarter Ended June 30, 2012:

Cost of investments during period: $148.2 million

Sales, repayments and other exits during period: $80.5 million

Number of portfolio companies at end of period: 53

Operating Results for the Quarter Ended June 30, 2012:

Net investment income per share: $0.30

Net investment income per share, as adjusted1: $0.25

Dividends declared per share: $0.26

Earnings per share: $0.29

Net investment income: $22.4 million

Net investment income, as adjusted1: $18.6 million

Net realized and unrealized losses: $1.4 million

Net increase in net assets from operations: $21.0 million

Portfolio and Investment Activity

During the three months ended June 30, 2012, we invested $148.2 million across two new and several existing portfolio companies. This compares to investing $81.6 million across four new and several existing portfolio companies for the three months ended June 30, 2011. Sales, repayments and other exits of investment principal totaled $80.5 million during the three months ended June 30, 2012, versus $71.4 million during the three months ended June 30, 2011.

At June 30, 2012, our portfolio consisted of 53 portfolio companies and was invested 55% in senior secured loans, 18% in unsecured or subordinated debt securities, 15% in senior secured notes, 11% in equity investments, and 1% in cash and cash equivalents. This compares to our portfolio of 55 companies that was invested 54% in senior secured loans, 18% in unsecured or subordinated debt securities, 11% in senior secured notes, 12% in equity investments, and 5% in cash and cash equivalents at June 30, 2011. Our average portfolio company investment at amortized cost was approximately $21.5 million at June 30, 2012, versus $18.1 million at June 30, 2011. Our average portfolio company investment at amortized cost, excluding investments below $5.0 million, was approximately $25.0 million at June 30, 2012. At June 30, 2012, 0.3% of our total debt investments at fair value (or 0.8% at amortized cost) was on non-accrual status.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.5% at June 30, 2012 and 12.2% at June 30, 2011. The weighted average yields on our senior secured loans and other debt securities at fair value were 11.8% and 13.7%, respectively, at June 30, 2012, versus 11.2% and 13.9% at June 30, 2011. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 12.4% at June 30, 2012 and 11.5% at June 30, 2011. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 11.7% and 13.8%, respectively, at June 30, 2012, versus 11.1% and 11.9% at June 30, 2011. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At June 30, 2012, we had $11.5 million in cash and cash equivalents, $100.1 million available under our senior secured, multi-currency credit facility, and $9.9 million payable for investments purchased.

Results of Operations

Results comparisons are for the three and six months ended June 30, 2012 and 2011.

Investment Income

Investment income totaled $35.5 million and $68.7 million, respectively, for the three and six months ended June 30, 2012, compared to $37.1 million and $62.3 million for the three and six months ended June 30, 2011. Of these totals, fee income for the three and six months ended June 30, 2012 was $3.8 million and $7.3 million, respectively, versus $10.7 million and $11.3 million for the three and six months ended June 30, 2011. Of the current period amount, $2.2 million represents amendment and capital structuring fees collected, and $1.3 million represents fees collected in conjunction with the early repayment of certain portfolio company investments. The decrease in investment income for the current period is primarily attributable to interest and one-time fees collected from the early repayment of one of our largest portfolio company investments during the 2011 period. Total investments at their current cost basis were $1,138.4 million at June 30, 2012, compared to $993.6 million at June 30, 2011.

Expenses

Total expenses for the three and six months ended June 30, 2012 were $13.1 million and $27.3 million, respectively, versus $11.4 million and $21.7 million for the three and six months ended June 30, 2011. Of these totals, for the three and six months ended June 30, 2012, $5.5 million and $10.9 million, respectively, were base management fees, versus $5.0 million and $9.4 million for the three and six months ended June 30, 2011. The increases in the current period reflect the overall growth and appreciation in value of our portfolio. Interest and credit facility related expenses were $5.0 million and $9.7 million, respectively, for the three and six months ended June 30, 2012, compared to $4.1 million and $7.7 million for the three and six months ended June 30, 2011. The increase in the 2012 period is mainly a result of increased borrowing levels, as well as the issuance of $175 million in aggregate principal amount of our senior secured notes during January 2011. Average debt outstanding for the six months ended June 30, 2012 and 2011 was $375.6 million and $267.7 million, respectively. Incentive management fees for the three and six months ended June 30, 2012 were zero and $2.2 million, respectively. There were no such fees for the 2011 periods. Expenses also consist of amortization of debt issuance costs, investment advisor expenses, professional fees, administrative services expense, director fees and miscellaneous other expenses.

Net Investment Income

Net investment income totaled $22.4 million and $41.4 million, or $0.30 per share and $0.56 per share, respectively, for the three and six months ended June 30, 2012. For the three and six months ended June 30, 2011, net investment income totaled $25.7 million and $40.6 million, or $0.35 per share and $0.56 per share, respectively. The decrease for the current three month period is primarily a result of interest and one-time fees collected from the early repayment of one of our largest portfolio company investments during the 2011 period, as well as an increase in base management fees and interest and credit facility related expenses during the current period.

Net Realized Loss

Total net realized loss for the three and six months ended June 30, 2012 was $75.9 million and $76.2 million, respectively, compared to $0.7 million and $43.6 million for the three and six months ended June 30, 2011. Net realized loss for the three months ended June 30, 2012 was the result of $75.5 million in net losses realized from the disposition or restructuring of our investments and $0.4 million in net losses realized on foreign currency transactions. Net realized loss on investments resulted primarily from the disposition of our debt and equity investments in Big Dumpster Acquisition, Inc. et al, as well as the restructuring of our equity investment in WBS Group Holdings, LLC. Nearly the entire net realized loss on investments represents amounts that had been reflected in unrealized depreciation on investments in prior periods. Foreign currency losses mainly represent net losses on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three and six months ended June 30, 2012, the change in net unrealized depreciation on investments and foreign currency translation was a decrease in net unrealized depreciation of $74.5 million and $76.1 million, respectively, versus $13.9 million and $59.9 million for the three and six months ended June 30, 2011. The decrease in net unrealized depreciation on investments for the three months ended June 30, 2012 includes $68.8 million relating to reversals of prior periods’ net unrealized depreciation as a result of investment restructurings and dispositions. Net unrealized appreciation (depreciation) was $24.1 million at June 30, 2012 and ($46.0) million at June 30, 2011. The valuations of our investments were favorably impacted by improved performance in certain portfolio companies. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three and six months ended June 30, 2012, the net increase in net assets from operations was $21.0 million and $41.3 million, or $0.29 per share and $0.56 per share, respectively, compared to $38.9 million and $56.9 million, or $0.53 per share and $0.78 per share, for the three and six months ended June 30, 2011. As compared to the prior period, the decrease primarily reflects the decrease in net investment income, as well as a decrease in unrealized depreciation slightly offset by net realized losses for the three months ended June 30, 2012.

Liquidity and Capital Resources

At June 30, 2012, we had approximately $11.5 million in cash and cash equivalents, $449.9 million in debt outstanding and, subject to leverage and borrowing base restrictions, $100.1 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. At June 30, 2012, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 255% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On January 18, 2011, we closed a private placement issuance of $158 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.50% and a maturity date of January 18, 2016 and $17 million in aggregate principal amount of seven-year, senior secured notes with a fixed interest rate of 6.60% and a maturity date of January 18, 2018 (collectively, the “Senior Secured Notes”). The Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes is due semi-annually on January 18 and July 18, commencing on July 18, 2011. The proceeds from the issuance of the Senior Secured Notes were used to fund new portfolio investments, reduce outstanding borrowings under our credit facility and for general corporate purposes.

Dividends

On August 1, 2012, our Board of Directors declared a quarterly dividend of $0.26 per share, payable on October 3, 2012 to stockholders of record at the close of business on September 19, 2012.

Dividends declared to stockholders for the three and six months ended June 30, 2012 totaled $19.1 million, or $0.26 per share, and $38.2 million, or $0.52 per share, respectively. For the three and six months ended June 30, 2011, dividends declared to stockholders totaled $19.0 million, or $0.26 per share, and $42.3 million, or $0.58 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the six months ended June 30, 2012 and 2011, dividends reinvested pursuant to our dividend reinvestment plan totaled $3.0 million and $4.5 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2012, the repurchase plan was further extended through June 30, 2013, with 1,331,143 shares remaining authorized for repurchase. There were no purchases under the plan during the three and six months ended June 30, 2012. Since inception of the repurchase plan through June 30, 2012, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, August 2, 2012 to discuss its second quarter 2012 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 79703940). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:00 p.m. on Thursday, August 2, 2012 and ending at midnight on Thursday, August 9, 2012. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 79703940. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $922,784,492 and $959,635,127)	$925,770,739	$890,691,404
Non-controlled, affiliated investments (cost of $69,270,728 and $59,633,913)	81,685,718	71,035,799
Controlled investments (cost of $146,384,217 and $78,601,629)	158,086,657	87,225,239

Total investments at fair value (cost of $1,138,439,437 and $1,097,870,669)	1,165,543,114	1,048,952,442
Cash and cash equivalents	11,473,158	7,478,904
Cash denominated in foreign currencies (cost of $10,007 and $300,380)	10,130	300,089
Unrealized appreciation on forward foreign currency contracts	370,304	—
Receivable for investments sold	192,556	2,734,705
Interest receivable	18,773,920	16,474,871
Dividends receivable	—	8,493,799
Prepaid expenses and other assets	5,936,213	6,740,517

Total Assets	$1,202,299,395	$1,091,175,327

Liabilities
Payable for investments purchased	$9,866,062	$421,597
Unrealized depreciation on forward foreign currency contracts	—	1,106,241
Debt	449,900,000	343,000,000
Interest payable	5,529,001	5,592,184
Dividend distributions payable	19,124,740	19,040,586
Base management fees payable	5,522,189	5,293,755
Incentive management fees payable	—	11,878,159
Accrued administrative services	112,951	144,625
Other accrued expenses and payables	5,185,635	3,689,331

Total Liabilities	495,240,578	390,166,478

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 74,982,208 and 74,636,091 issued and 73,556,701 and 73,210,584 outstanding	74,982	74,636
Paid-in capital in excess of par	986,066,767	983,082,373
Distributions in excess of net investment income	(22,973,410)	(26,165,703)
Accumulated net realized loss	(270,739,030)	(194,505,823)
Net unrealized appreciation (depreciation)	24,106,184	(51,999,958)
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	707,058,817	701,008,849

Total Liabilities and Net Assets	$1,202,299,395	$1,091,175,327

Net Asset Value Per Share	$9.61	$9.58

BlackRock Kelso Capital Corporation

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$28,049,784	$22,260,880	$54,258,960	$43,221,104
Non-controlled, affiliated investments	1,484,764	1,235,193	3,015,943	2,673,978
Controlled investments	1,777,957	1,445,073	3,430,697	2,663,198

Total interest income	31,312,505	24,941,146	60,705,600	48,558,280
Fee income:
Non-controlled, non-affiliated investments	3,708,563	10,578,716	7,088,175	11,080,413
Non-controlled, affiliated investments	66,682	79,716	133,364	158,556
Controlled investments	39,245	39,246	78,491	78,061

Total fee income	3,814,490	10,697,678	7,300,030	11,317,030

Dividend income:
Non-controlled, non-affiliated investments	339,282	1,099,169	667,312	1,668,595
Non-controlled, affiliated investments	—	368,575	—	722,792
Controlled investments	—	—	—	—

Total dividend income	339,282	1,467,744	667,312	2,391,387

Total investment income	35,466,277	37,106,568	68,672,942	62,266,697

Expenses:
Base management fees	5,522,189	4,958,231	10,912,637	9,423,470
Interest and credit facility fees	5,024,200	4,052,052	9,737,143	7,694,271
Incentive management fees	—	—	2,213,859	—
Amortization of debt issuance costs	627,780	627,779	1,255,559	1,236,506
Investment advisor expenses	488,961	435,530	852,646	861,015
Professional fees	384,677	303,457	503,531	662,513
Administrative services	170,203	255,819	252,534	546,621
Director fees	112,797	104,000	233,563	212,269
Other	752,233	630,466	1,304,021	1,014,163

Total expenses	13,083,040	11,367,334	27,265,493	21,650,828

Net Investment Income	22,383,237	25,739,234	41,407,449	40,615,869

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(75,324,493)	(33,030)	(75,335,590)	(37,331,447)
Non-controlled, affiliated investments	(181,608)	—	(317,905)	(5,069,199)
Controlled investments	—	3,443	—	3,443
Foreign currency	(409,137)	(678,187)	(579,712)	(1,178,263)

Net realized loss	(75,915,238)	(707,774)	(76,233,207)	(43,575,466)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	72,311,953	8,226,330	78,884,010	48,881,559
Non-controlled, affiliated investments	2,575,713	3,672,727	1,013,104	10,637,490
Controlled investments	(1,153,154)	1,412,925	(5,269,379)	82,357
Foreign currency translation	779,629	574,934	1,478,407	291,459

Net change in unrealized appreciation or depreciation	74,514,141	13,886,916	76,106,142	59,892,865

Net realized and unrealized gain (loss)	(1,401,097)	13,179,142	(127,065)	16,317,399

Net Increase in Net Assets Resulting from Operations	$20,982,140	$38,918,376	$41,280,384	$56,933,268

Net Investment Income Per Share	$0.30	$0.35	$0.56	$0.56

Earnings Per Share	$0.29	$0.53	$0.56	$0.78

Basic and Diluted Weighted-Average Shares Outstanding	73,553,800	73,012,910	73,485,712	72,897,293
Dividends Declared Per Share	$0.26	$0.26	$0.52	$0.58

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
GAAP Basis:
Net Investment Income	$22,383,237	$25,739,234	$41,407,449	$40,615,869
Net Increase in Net Assets from Operations	20,982,140	38,918,376	41,280,384	56,933,268
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(3,822,955)	(4,842,258)	(6,412,379)	(5,114,125)
Addback: GAAP incentive management fee expense	—	—	2,213,859	—
As Adjusted:
Net Investment Income	$18,560,282	$20,896,976	$37,208,929	$35,501,744
Net Increase in Net Assets from Operations	17,159,185	34,076,118	37,081,864	51,819,143

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.30	$0.35	$0.56	$0.56
Net Increase in Net Assets from Operations	0.29	0.53	0.56	0.78

Per Share Amounts, As Adjusted:
Net Investment Income	$0.25	$0.29	$0.51	$0.49
Net Increase in Net Assets from Operations	0.23	0.47	0.50	0.71

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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